EX-11

                      SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)

                                                            Years Ended December 31,
                                                         -------------------------------

                                                           1998        1997         1996
                                                           ----        ----         ----
BASIC EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share ....................  $(2.82)      $(1.17)      $ 2.34
                                                         ======       ======       ======

Weighted average number of shares outstanding .........   3,784        5,216        8,695
                                                         ======       ======       ======
DILUTED EARNINGS (LOSS) PER SHARE:

Net loss per common share .............................  $(2.82)      $(1.17)      $ 2.32
                                                         ======       ======       ======
   Shares:
      Weighted average number of shares outstanding ...   3,784        5,216        8,695
      Effect of dilutive stock options ................      --            -          104
                                                         ------       ------       ------
      Weighted average number of shares outstanding ...   3,784        5,216        8,799
                                                         ======       ======       ======